Exhibit 99.2

Contacts:
William S. McCalmont 972/753-2314	Douglas Lindsay 972/753-2342
Executive Vice President & CFO	Vice President of Finance
wmccalmont@acecashexpress.com	dlindsay@acecashexpress.com
ACE CASH EXPRESS PROVIDES FIRST QUARTER GUIDANCE
Assesses Impact of Hurricane Katrina
DALLAS ( September 21, 2005 )-— ACE Cash Express, Inc. (NASDAQ:AACE) today announced guidance for the first fiscal quarter of 2006 as well as an assessment of the impact of Hurricane Katrina on its operations.
Hurricane Katrina
ACE Cash Express stores, employees and customers in New Orleans and its surrounding suburbs were severely impacted by Hurricane Katrina. The company operates 20 stores in these markets and had another two stores under construction. At this time, four stores have re-opened. ACE is continuing to evaluate its options for re-opening each of the closed stores. ACE has been able to contact all employees and has offered alternative employment to these employees at other ACE locations.
Based upon existing information, ACE expects to record an after-tax charge of $1.0 million, or approximately $0.07 per diluted share in the first fiscal quarter of 2006 related to losses from Hurricane Katrina. This charge will include the write-off of fixed assets and an addition to the loan loss provision related to current and past due loans to customers of these stores.
This charge does not include any income expected to be lost during the period of time that the stores are closed. During fiscal 2005 the 20 stores in these markets generated revenue of $3.9 million.

ACE is in discussions with its insurance carrier to determine how much, if any, of these losses will be covered by its casualty insurance and the extent of its business interruption coverage.
First Quarter Guidance
For the quarter ended September 30, 2005, ACE expects to report the following:
•	The opening of between 18 and 21 ACE Cash Express company-owned stores and between 12 and 14 ACE Cash Advance company-owned stores and the closing of between eight and ten company-owned stores. ACE also expects its franchisees to open between four and six stores.

•	Total Revenue between $64.5 million and $65.5 million, including Loan Fees and Interest between $24.5 million and $25.0 million.

•	Gross Margin between $18.0 million and $19.0 million, including a provision for loan losses between $7.5 million and $8.0 million.

•	Inclusive of the after-tax charge of $1.0 million related to Hurricane Katrina, net income between $2.7 million and $2.9 million.

•	Diluted Earnings Per Share between $0.18 and $0.20.
ACE does not expect to record any income or expense during its first fiscal quarter of 2006 related to its previously announced agreement to acquire 111 Popular Cash Express stores.
Commenting on the quarter’s expected operating results, Jay B. Shipowitz, President and CEO said, “Overall demand for short-term consumer loans remains strong across our entire system. Same store sales for loan fees in states not impacted by the revised FDIC Guidelines are up approximately 11%. In the states of Arkansas, Pennsylvania and Texas that are impacted by the revised FDIC Guidelines, customer acceptance of our new First Bank of Delaware loan product introduced on August 1st is meeting our expectations and we continue to believe that under the current regulatory environment that this is the correct loan product for our customers and our business. However the lower income potential of this product compared to the Republic Bank loan product has impacted our results this quarter as same store sales for loan fees in states impacted by the revised FDIC Guidelines are down approximately 16%.”
Conference Call
An investor conference call will be held today, Wednesday, September 21 at 5:00 p.m. E.D.T., regarding the purchase of 111 stores from Popular Cash Express and first quarter guidance. To participate in the conference dial (800) 442-9701. The confirmation code is 9762624. Jay B. Shipowitz, President and Chief Executive Officer and William S. McCalmont, Executive Vice President and Chief Financial Officer will conduct the conference.
About ACE Cash Express
ACE Cash Express, Inc. is a leading retailer of financial services, including check cashing, short-term consumer loans and bill payment services, and the largest owner, operator and franchisor of check cashing stores in the United States. As of June 30, 2005, ACE had a network of 1,371 stores in 37 states and the District of Columbia, consisting of 1,142 company-owned stores and 229 franchised stores. ACE focuses on serving consumers, many of whom seek alternatives to traditional banking relationships in order to gain convenient and immediate access to check cashing services and short-term consumer loans. ACE’s website is found at http://www.acecashexpress.com.
Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally identified by the use of words such as “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “target,” “goal,” “should,” “would,” and terms with similar meanings.

Although ACE believes that the current views and expectations reflected in these forward-looking statements are reasonable, these views and expectations, and the related statements, are inherently subject to risks, uncertainties, and other factors, many of which are not under ACE’s control and may not even be predictable. Any inaccuracy in the assumptions, as well as those risks, uncertainties and other factors could cause the actual results to differ materially from these in the forward-looking statements. These risks, uncertainties, and factors include, but are not limited to, satisfaction of the various conditions to the closing of the acquisition of the Popular Cash Express stores, as well as, matters described in ACE’s reports filed with the Securities and Exchange Commission, such as:
•	ACE’s relationships with Republic Bank & Trust Company, First Bank of Delaware, Travelers Express and its affiliates, and its bank lenders;

•	ACE’s relationships with providers of services or products offered by ACE or property used in its operations;

•	federal and state governmental regulation of check cashing, short-term consumer lending and related financial services businesses;

•	any impact to ACE’s earnings derived from the loans offered by each of Republic Bank & Trust Company and First Bank of Delaware at ACE’s stores in Texas, Pennsylvania and Arkansas arising from the implementation of the revised Guidelines for Payday Lending announced on March 1, 2005 by the Federal Deposit Insurance Corporation, which revised Guidelines provide guidance to banks that engage in payday lending, and include a requirement that such banks develop procedures to ensure that a payday loan is not provided to any customer with payday loans outstanding from any lender for more than 3 months in the previous 12 months;

•	any litigation;

•	theft and employee errors;

•	the availability of adequate financing, suitable locations, acquisition opportunities and experienced management employees to implement ACE’s growth strategy;

•	increases in interest rates, which would increase ACE’s borrowing costs;

•	the fragmentation of the check cashing industry and competition from various other sources, such as banks, savings and loans, short-term consumer lenders, and other similar financial services entities, as well as retail businesses that offer services offered by ACE;

•	the terms and performance of third-party services offered at ACE’s stores; and

•	customer demand and response to services offered at ACE’s stores.
     ACE expressly disclaims any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in ACE’s views or expectations, or otherwise. ACE makes no prediction or statement about the performance of its common stock.
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